Exhibit 99.1

NEWS RELEASE

November 15, 2019

Noble Midstream Announces Private Placement of Common Units

HOUSTON—(BUSINESS WIRE)—Noble Midstream Partners LP (NYSE: NBLX) (“Noble Midstream” or the “Partnership”) today announced that it has priced a private placement of 12,077,295 common units representing limited partner interests of the Partnership for gross proceeds of approximately $250 million. Noble Midstream expects to use the proceeds from the private placement to fund a portion of the cash consideration for the acquisition of additional interests in Blanco Rover DevCo LP, Green River DevCo LP, San Juan River DevCo LP and all of the issued and outstanding limited liability company interests of NBL Midstream Holdings LLC. The private placement is expected to close November 21, 2019, and is subject to customary closing conditions.

Citigroup and BofA Securities acted as joint placement agents for the private placement of common units.

The securities offered in the private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities described herein.

About Noble Midstream Partners

Noble Midstream is a growth-oriented master limited partnership formed by Noble Energy, to own, operate, develop and acquire domestic midstream infrastructure assets. Noble Midstream currently provides crude oil, natural gas, and water-related midstream services in the DJ Basin in Colorado and the Delaware Basin in Texas. For more information, please visit www.nblmidstream.com.

Contacts

Tom Christensen

Chief Financial Officer

(832) 639-7524

tom.christensen@nblmidstream.com